Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2009 Q2 RESULTS

PARK CITY, Utah, April 30/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2009 second quarter ended March 31, 2009.  Net sales for the fiscal 2009 second quarter were $42.0 million compared to $44.4 million for the same quarter of fiscal 2008.

Primarily as a result of the ongoing U.S. and global economic recession and the related turmoil in the equity markets, there has been a significant and prolonged decrease in the Company’s stock price and related market capitalization over the past six months.  The ongoing economic recession also has negatively impacted the Company during this period, both domestically and internationally.  Based on these factors, the Company determined that an interim goodwill impairment analysis was necessary and performed this goodwill impairment analysis on each of its reporting units during the second quarter of fiscal 2009 in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.  Based on the results of this goodwill impairment analysis, a non-cash goodwill impairment charge of $37.5 million ($27.3 million after tax, or $2.51 per diluted share) was recorded during the second quarter of fiscal 2009.

This non-cash goodwill impairment charge resulted in a net loss of $(23.4) million, or $(2.15) per diluted share, for the second quarter of fiscal 2009, compared to net income of $4.4 million, or $0.39 per diluted share, for the same quarter of fiscal 2008.  Excluding the above non-cash impairment charge, net income for the second quarter of fiscal 2009 would have been $3.9 million, or $0.36 per diluted share.

Net sales for the six months ended March 31, 2009 were $81.6 million compared to $85.5 million for the same period in fiscal 2008.  The non-cash goodwill impairment charge resulted in a net loss of $(20.2) million, or $(1.86) per diluted share, for the six months ended March 31, 2009, compared to net income of $7.6 million, or $0.67 per diluted share, for the same period of fiscal 2008.  Excluding the above non-cash impairment charge, net income for the six months ended March 31, 2009 would have been $7.0 million, or $0.64 per diluted share.

Operating cash flow for the six months ended March 31, 2009 was $11.8 million compared to $9.4 million for the same period of fiscal 2008.  This operating cash flow was used to invest $6.4 million in purchases of property and equipment and repay $5.5 million in net borrowings on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “The economic environment continued to present challenges during the second quarter of fiscal 2009.  During both the first and second quarters of fiscal 2009, net sales to many of our domestic and international customers were adversely affected by the decline in world economies.  Despite these difficult circumstances, operating cash flow and Adjusted EBITDA remained strong.  Gross profit margins remained strong at 53.5% for the second quarter and we were able to reduce inventories by $2.4 million.  Additionally, synergies were achieved through reductions in operational and transitional costs related to businesses acquired over the last two years as well as year-over-year cost improvements in many of our selling, general and administrative areas.”

Mr. Gay continued, “The uncertainties of the current environment will continue to present ongoing challenges as we strive to serve our customers and grow our business.  Our management group is focusing on expanding revenues through customer promotions and product innovation, material sourcing improvements and further reducing controllable costs.  Our long term business strategy of selling primarily to the Healthy Foods Channel and growing through add-on acquisitions has served our stakeholders well over the last ten years as a public company and we continue to explore opportunities that will improve profitability and cash flow.”

 ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, VegLife®, KAL®, Nature’s Life®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Health from the Sun®, Life-flo®, Larénim®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big Sky™, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Oakmont Labs®, Healthway®, Body Gold®, Sayge BioSciences™, Monarch Nutraceuticals™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 4,000 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although these statements are believed to be reasonable, they are inherently uncertain.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism or civil unrest, (iii) adverse publicity or negative consumer perception regarding nutritional supplements, (iv) changes in government regulations, (v) product liability claims and litigation, (vi) insurance coverage issues,  (vii) increased competition or costs, (viii) intellectual property rights of other parties, (ix) the loss of key personnel, (x) disruptions from acquisitions, (xi) issues with obtaining raw materials of adequate quality or quantity, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) changes in general worldwide economic or political conditions, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) litigation generally, and (xvi) other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2009 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2009	2008
Assets
Current assets, net	$51,054	$55,577
Property, plant and equipment, net	55,790	52,356
Goodwill	332	37,632
Other non-current assets, net	25,869	16,099
	$133,045	$161,664

Liabilities and Stockholders’ Equity
Current liabilities	$16,187	$19,239
Long-term liabilities	23,776	28,965
Stockholders’ equity	93,082	113,460
	$133,045	$161,664

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2009	2008	2009	2008
Net sales	$41,957	$44,446	$81,586	$85,532
Cost of sales	19,517	19,930	37,714	38,703
Gross profit	22,440	24,516	43,872	46,829
Operating expenses
Selling, general and administrative	15,713	16,978	31,486	33,606
Amortization of intangible assets	158	170	317	337
Impairment of goodwill	37,519	—	37,519	—
Income/(loss) from operations	(30,950)	7,368	(25,450)	12,886
Interest and other (income)/expense, net	264	405	774	785
Income/(loss) before provision/(benefit) for income taxes	(31,214)	6,963	(26,224)	12,101
Provision/(benefit) for income taxes	(7,855)	2,611	(5,977)	4,538

Net income/(loss)	$(23,359)	$4,352	$(20,247)	$7,563

Net income/(loss) per common share
Basic	$(2.15)	$0.39	$(1.86)	$0.68
Diluted	(2.15)	0.39	(1.86)	0.67

Weighted average common shares outstanding
Basic	10,870,769	11,039,703	10,859,876	11,081,978
Diluted	10,870,769	11,176,351	10,859,876	11,223,450

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2009	2008	2009	2008

Net income/(loss)	$(23,359)	$4,352	$(20,247)	$7,563
Provision/(benefit) for income taxes	(7,855)	2,611	(5,977)	4,538
Interest and other (income)/expense, net (1)	264	405	774	785
Depreciation and amortization	1,642	1,430	3,276	2,742
Impairment of goodwill (2)	37,519	—	37,519	—

Adjusted EBITDA	$8,211	$8,798	$15,345	$15,628

(1)	Includes amortization of deferred financing fees.

(2)	For the three months and six months ended March 31, 2009, a non-cash goodwill impairment charge of $37,519 was recorded related to our branded and natural food markets reporting units.